Exhibit 3.31

The Companies Act 1985 (As amended)

A PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

HELI-ONE HOLDINGS (UK) LIMITED

1.	The company’s name is “HELI-ONE HOLDINGS (UK) LIMITED”.

2.	The company’s registered office is to be situated in England and Wales.

3.	The objects for which the company is established are:-

3.1.	To carry on business as a general commercial company and to carry on any trade or business whatsoever.

3.2.	To acquire any estate or interest in and to take options over, construct, develop or exploit any property, real or personal, and rights of any kind and the whole or any part of the undertaking, assets and liabilities of any person and to act as a holding company.

3.3.	To provide services of all descriptions.

3.4.	To lend money, and grant or provide credit and financial accommodation to any person and to deposit money with any person.

3.5.	To invest money of the company in any investments and to hold, sell or otherwise deal with investments or currencies or other financial assets.

3.6.	To enter into any arrangements with any government or authority or person and to obtain from any government or authority or person any legislation, orders, rights, privileges, franchises and concessions.

3.7.	To borrow and raise money and accept money on deposit and to secure or discharge any debt or obligation in any manner and in particular (without prejudice to the generality of the foregoing) by mortgages of or charges upon all or any part of the undertaking, property and assets (present and future) and uncalled capital of the company or by the creation and issue of securities.

3.8.	To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing) to guarantee, support or secure,

with or without consideration, whether by personal obligation or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the company or by both such methods or in any other manner, the performance of any obligations or commitments of, and the repayment or payment of the principal amounts of and any premiums, interest, dividends and other moneys payable on or in respect of any securities or liabilities of, any person, including (without prejudice to the generality of the foregoing) any company which is at the relevant time a subsidiary or a holding company of the company or another subsidiary of a holding company of the company or otherwise associated with the company.

3.9.	To amalgamate or enter into partnership or any profit-sharing arrangement with, or to co-operate or participate in anyway with, or to take over or assume any obligation of, or to assist or subsidise any person.

3.10.	To sell, exchange, mortgage, charge, let, grant licences, easements, options and other rights over, and in any other manner deal with, or dispose of, all or any part of the undertaking, property and assets (present and future) of the company for any or for no consideration and in particular (without prejudice to the generality of the foregoing) for any securities or for a share of profit or a royalty or other periodical or deferred payment.

3.11.	To issue and allot securities of the company for cash or in payment or part payment for any real or personal property purchased or otherwise acquired by the company or any services rendered to the company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose, and to give any remuneration or other compensation or reward for services rendered or to be rendered in placing or procuring subscriptions of, or otherwise assisting in the issue of, any securities of the company or in or about the formation of the company or the conductor course of its business.

3.12.	To establish or promote, or concur or participate in establishing or promoting, any company, fund or trust and to subscribe for, underwrite, purchase or otherwise acquire securities of any company, fund or trust and to act as director of and as secretary, manager, registrar or transfer agent for any other company and to act as trustee of any kind and to undertake and execute any trust and any trust business (including the business of acting as trustee under wills and settlements and as executor and administrator).

3.13.	To pay all the costs, charges and expenses preliminary or incidental to the promotion, formation, establishment and incorporation of the company, and to procure the registration or incorporation of the company in or under the laws of any place outside England.

3.14.	To the extent permitted by law, to give financial assistance for the purpose of the acquisition of shares of the company or any company which is at the relevant time the company’s holding company or subsidiary or another subsidiary of any such holding company or for the purpose of reducing or discharging a liability incurred for the purpose of such an acquisition.

3.15.	To grant or procure the grant of donations, gratuities, pensions, annuities, allowances or other benefits, including benefits on death, to, or purchase and maintain any type of insurance for or for the benefit of, any directors, officers or employees or former directors, officers or employees of the company or any company which at anytime is or was a subsidiary or a holding company of the company or another subsidiary of a holding company of the company or otherwise associated with the company or of any predecessor in business of any of them, and to the relations, connections or dependants of any such persons, and to other persons whose service or services have directly or indirectly been of benefit to the company or whom the board of directors of the company considers have any moral claim on the company or to their relations, connections or dependants, and to establish or support any funds, trusts, insurances or schemes or any associations, institutions, clubs or schools, or to do any other thing likely to benefit any such persons or otherwise to advance the interests of such persons or the company or its members, and to subscribe, guarantee or pay money for any purpose likely, directly or indirectly, to further the interests of such persons or the company or its members or for any national, charitable, benevolent, educational, social, public, political, general or useful object.

3.16.	To cease carrying on or to wind up any business or activity of the company, and to cancel any registration of and to wind up or procure the dissolution of the company in any state or territory.

3.17.	To distribute any of the property of the company among its creditors and members or any class of either in cash, specie or kind.

3.18.	To do all or any of the above things or matters in any part of the world and either as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others.

3.19.	To carry on any other activity and do anything of any nature which in the opinion of the board of directors of the company is or may be capable of being conveniently carried on or done in connection with the above, or likely directly or indirectly to enhance the value of or render more profitable all or any part of the company’s undertaking property or assets or otherwise to advance the interests of the company or of its members.

3.20.	To do any other thing which in the opinion of the board of directors of the company is or may be incidental or conducive to the attainment of the above objects or any of them.

3.21.

In this clause “company”, except where used in reference to this company, shall include any partnership or other body of persons, whether incorporated or not incorporated, and whether formed, incorporated, domiciled or resident in the United Kingdom or elsewhere, “person” shall include any company as well as any other legal or natural person, “securities” shall include any fully, partly or nil paid or no par value share, stock, unit, debenture, debenture or loan stock, deposit receipt, bill, note, warrant, coupon, right to subscribe or convert, or similar right or obligation, “and” and “or” shall mean “and/or” where the context so permits, “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible, and the objects specified in the different paragraphs of this clause shall not, except where the context expressly requires, be in anyway limited or restricted by reference to or inference from the terms of any other paragraph or the name of the company or the nature of any trade or business carried on by the company, or by the fact that at any time the company is not carrying on any trade or business but may be carried out in as full and ample a manner and shall be construed in as wide a sense as if each of those paragraphs defined the objects of a separate distinct and independent company.

4.	The liability of the members is limited.

5.	The company’s share capital is £100, divided into 100 shares of £1 each, and the company shall have the power from time to time to divide the original or any increased capital into classes, and to attach thereto any preferential, deferred, qualified or other special rights, privileges, restrictions or conditions.

I, the subscriber to this memorandum of association, wish to be formed into a company pursuant to this memorandum, and agree to take the number of shares shown opposite my name.

NAME AND ADDRESS OF SUBSCRIBER	Number of shares taken by the subscriber

Trusec Limited 2 Lambs Passage London EC1Y 8BB	ONE

DATED 21 August 2008

ARTICLES OF ASSOCIATION

of

HELI-ONE HOLDINGS (UK) LIMITED

1.	Adoption of Table A

In these articles “Table A” means Table A scheduled to the Companies (Tables A to F) Regulations 1985, insofar as it relates to private companies limited by shares, as amended prior to the date of incorporation of the company. The regulations contained in Table A shall, except where they are excluded or modified by these articles, apply to the company and, together with these articles, shall constitute the articles of the company. No other regulations set out in any statute concerning companies, or in any statutory instrument or other subordinate legislation made under any statute, shall apply as the regulations or articles of the company.

2.	Interpretation

2.1	Words and expressions which bear particular meanings in Table A shall bear the same meanings in these articles.

2.2	In these articles:

(A)	“address” includes any number or address used for the purpose of sending or receiving documents or information by electronic means;

(B)	references to writing include references to any method of representing or reproducing words in a legible and non-transitory form whether sent or supplied in electronic form or otherwise; and

(C)	headings are for convenience only and shall not affect construction.

2.3	If, and for so long as, the company has only one member, these articles shall (in the absence of any express provision to the contrary) apply with such modification as may be necessary in relation to such a company.

3.	Rights Attached to Shares

Subject to the provisions of the Act and to any rights conferred on the holders of any other shares, any share may be issued with or have attached to it such rights and restrictions as the company may by ordinary resolution decide or, if no such resolution has been passed or so far as the resolution does not make specific provision, as the directors may decide. Regulation 2 of Table A shall not apply.

4.	Unissued Shares

Subject to the provisions of the Act and to these articles, any unissued shares of the company (whether forming part of the original or any increased capital) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration and upon such terms and conditions as they may determine.

5.	Share Certificates

Share certificates must be sealed or otherwise executed in accordance with the Act. The penultimate sentence of regulation 6 of Table A shall be amended accordingly.

6.	Initial Authority to Issue Relevant Securities

Subject to any direction to the contrary which may be given by the company in general meeting, the directors are unconditionally authorised to exercise all powers of the company to allot relevant securities. The maximum nominal amount of relevant securities that may be allotted under this authority shall be the nominal amount of the unissued share capital at the date of incorporation of the company or such other amount as may from time to time be authorised by the company in general meeting. The authority conferred on the directors by this article shall remain in force for a period of five years from the date of incorporation of the company but may be revoked varied or renewed from time to time by the company in general meeting in accordance with the Act.

7.	Exclusion of Rights to Offers on a Pre-emptive Basis

Section 89(1) of the Companies Act 1985 shall not apply to the allotment by the company of any equity security.

8.	Transfer and Transmission of Shares

8.1	The instrument of transfer of the subscriber’s share which is not fully paid need not be executed by or on behalf of the transferee. Regulation 23 of Table A shall be modified accordingly.

8.2	The directors may, in their absolute discretion, decline to register any transfer of any share, whether or not it is a fully paid share. Regulation 24 of Table A shall be modified accordingly.

8.3	A person who becomes entitled to a share by reason of any event (other than death or bankruptcy) giving rise to its transmission by operation of law shall have the same rights of election and other rights as a person entitled by transmission to a share as a consequence of death or bankruptcy. Regulations 30 and 31 of Table A shall be modified accordingly.

9.	Notice of General Meetings

Notice of every general meeting shall be given to all members other than any who, under the provisions of these articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the company. Regulation 38 shall not apply.

10.	Proceedings at General Meetings

10.1	For all purposes of these articles, a quorum shall be present at a general meeting of the company or of the holders of any class of its shares (a) as provided in the Companies Act 2006; or (b) if one person being a duly authorised representative of two or more corporations each of which is a member entitled to vote upon the business to be transacted is present. The last sentence of regulation 40 of Table A shall not apply.

10.2	A resolution put to the vote of a meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is demanded. A poll may be demanded by:

(A)	the chairman of the meeting;

(B)	the directors;

(C)	two or more members having the right to vote on the resolution;

(D)	a member or members representing not less than one tenth of the total voting rights of all the members having the right to vote on the resolution; or

(E)	a member or members holding shares in the company conferring a right to vote on a resolution, being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all the shares conferring that right.

A demand for a poll by a proxy counts, for the purposes of paragraph (C) above, as a demand by a member, for the purposes of paragraph (D) above, as a demand by a member representing the voting rights that the proxy is authorised to exercise, and, for the purposes of paragraph (E) above, as a demand by a member holding the shares to which those rights are attached.

10.3	Regulations 46 and 47 of Table A shall not apply.

11.	Votes of Members

Regulations 54, 55, 57 and 59 of Table A shall not apply.

12.	Receipt of Proxies

The appointment of a proxy must:

(A)	in the case of an appointment which is in hard copy form, be received at the office (or at such other place or by such person as may be specified or agreed by the directors) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote together with (if required by the directors) any authority under which it is made or a copy of the authority, certified notarially or in some other manner approved by the directors;

(B)	in the case of an appointment made by electronic means, be received at the address specified by the company for the receipt of appointments of proxy before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote. Any authority pursuant to which an appointment made by electronic means is made or a copy of the authority, certified notarially or in some other manner approved by the directors, must, if required by the directors, be received at the office (or at such other place or by such person as may be specified or agreed by the directors) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

(C)	in the case of a poll taken subsequently to the date of the meeting or adjourned meeting, be received as aforesaid before the time appointed for the taking of the poll,

and an appointment of a proxy which is not received in a manner so permitted shall be invalid.

Regulation 62 of Table A shall not apply.

13.	Alternate Directors

Any director (other than an alternate director) may appoint any other director, or any other person who is willing to act, to be an alternate director and may remove from office an alternate director so appointed by him. An alternate director shall cease to be an alternate director if his appointor ceases to be a director. Regulation 65 and 67 of Table A shall not apply.

14.	Power to Provide for Employees

The directors may resolve to make provision for the benefit of persons employed or formerly employed by the company or any of its subsidiaries in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the company or that subsidiary.

15.	Power to Receive Uncalled Moneys

The directors may, if they think fit, receive from any member willing to advance the same ail or any part of the moneys uncalled and remaining unpaid on any shares held by him.

16.	Delegation of Directors’ Powers

The directors may delegate any of their powers (with power to sub-delegate) to committees consisting of such person or persons (whether directors or not) as they think fit. Regulation 72 of Table A shall be modified accordingly and references in

Table A to a committee of directors or to a director as a member of such a committee shall include a committee established under this article or such person or persons.

17.	Appointment and Removal of Directors by Majority Shareholders

Any member holding, or any members holding in aggregate, at the relevant time a majority in nominal value of such of the issued share capital of the company as carries the right of attending and voting at general meetings of the company may by notice in writing signed by or on behalf of him or them and delivered to the office or tendered at a meeting of the directors or at a general meeting of the company at any time and from time to time appoint any person to be a director (either to fill a vacancy or as an additional director) or remove any director from office (no matter how he was appointed).

18.	Appointment of Directors by Board

Without prejudice to the powers conferred by any other article, any person may be appointed a director by the directors, either to fill a vacancy or as an additional director.

19.	Exclusion of Certain Provisions regarding Appointment of Directors

Regulations 76 to 79 (inclusive) and the last sentence of regulation 84 of Table A shall not apply.

20.	Disqualification and Removal of Directors

The office of a director shall be vacated not only upon the happening of any of the events mentioned in regulation 81 of Table A but also if he is removed from office pursuant to these articles. Regulation 81 of Table A shall be modified accordingly.

21.	Directors’ Gratuities and Pensions

The directors may exercise all the powers of the company to provide benefits, either by the payment of gratuities or pensions or by insurance or in any other manner whether similar to the foregoing or not, for any director or former director or the relations, connections or dependants of any director or former director who holds or has held any executive office or employment with the company or with any body corporate which is or has been a subsidiary of the company or with a predecessor in business of the company or of any such body corporate and may contribute to any fund and pay premiums for the purchase or provision of any such benefit. No director or former director shall be accountable to the company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the company. Regulation 87 of Table A shall not apply.

22.	Notice of Board Meetings

Notice of a meeting of the directors shall be deemed to be properly given to a director if it is given to him personally or by word of mouth or sent or supplied in writing to him at his last known address or any other address given by him to the company for this purpose, or by any other means authorised in writing by the director concerned. Notice shall be given in this manner to all directors including any director who is absent from the United Kingdom at the relevant time. A director may waive notice of any meeting either prospectively or retrospectively. Regulation 88 of Table A shall be modified accordingly.

23.	Participation in Board Meetings by Telephone

All or any of the members of the board may participate in a meeting of the board by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to hear each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly.

24.	Resolution in Writing

A resolution in writing signed by all the directors who are at the relevant time entitled to receive notice of a meeting of the board (if that number is sufficient to constitute a quorum) shall be as valid and effectual as a resolution passed at a meeting of the board properly called and constituted. The resolution may be contained in one document or in several documents in like form each signed by one or more of the directors concerned. A resolution signed by an alternate director need not also be signed by his appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director in that capacity. Regulation 93 of Table A shall not apply.

25.	Directors May Vote When Interested

Subject where applicable to disclosure in accordance with the Act, a director shall be entitled to vote in respect of any contract or proposed contract in which he is interested and if he shall do so his vote shall be counted and he shall be taken into account in ascertaining whether a quorum is present. A reference in this article to a contract includes any transaction or arrangement (whether or not constituting a contract). Regulations 94 and 95 of Table A shall not apply.

26.	Secretary

Subject to the Act, nothing in these articles shall require the company to appoint a secretary.

27.	Official Seal

The company may exercise all the powers conferred by the Act with regard to having any official seal and such powers shall be vested in the directors. Subject to the provisions of the Act, any instrument to which an official seal is affixed shall be signed by such persons, if any, as the directors may from time to time determine.

28.	Notices

Any notice, document or other information may be sent or supplied to any member by the company in any way in which the Act provides for notices, documents or other information to be sent or supplied by the company, including by way of making it available on a website. In addition any notice, document or other information may be sent or supplied to any member by the company by other means authorised in writing by the member. Regulations 111 and 112 of Table A shall not apply.

29.	Time of Service

Any notice, document of other information:

(A)	if sent by the company by post, shall be deemed to have been served or delivered on the day following that on which it was put in the post if first class post was used and, in proving such service or delivery, it shall be sufficient to prove that the notice, document or other information was properly addressed, prepaid and put in the post;

(B)	not sent by post but left by the company at an address (other than an address for the purposes of communications by electronic means) shall be deemed to have been served or delivered when it was so left or sent;

(C)	sent or supplied by the company using electronic means shall be deemed to be received on the day on which it was sent or supplied. Proof that the notice, document or other information sent or supplied by electronic means was sent or supplied in accordance with current guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice, document or other information was sent or supplied;

(D)	made available on a website shall be deemed to have been received on the day on which the notice, document or other information was first made available on the website or, if later, when a notice of availability is deemed to have been served, sent or supplied pursuant to this article; and

(E)	served, sent or supplied by the company by any other means authorised in writing by the member concerned shall be deemed to have been served, sent or supplied when the company has carried out the action it has been authorised to take for that purpose.

Regulation 115 of Table A shall not apply.

30.	Indemnity

To the extent permitted by law, the company may indemnify any director of the company or of any associated company against any liability and may purchase and maintain for any director of the company or of any associated company insurance against any liability. Regulation 118 of Table A shall not apply.

NAME AND ADDRESS OF SUBSCRIBER

Trusec Limited

2 Lambs Passage

London

EC1Y 8BB

DATED 21 August 2008